Exhibit 99.3

RADNET ANNOUNCES CLOSING OF UPSIZED PUBLIC OFFERING OF COMMON STOCK

FOR IMMEDIATE RELEASE

LOS ANGELES, California, June 16, 2023 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services, announced today the closing of its underwritten public offering of 8,711,250 shares of its common stock at a price to the public of $29.75 per share, which includes the entire overallotment option to the underwriters of 1,136,250 shares. The gross proceeds to RadNet from the offering, before deducting the underwriting discounts and commissions and other offering expenses, are expected to be approximately $259.2 million.

RadNet intends to use the net proceeds from the proposed offering to pay down $100 million of its first lien term loans and for working capital and general corporate purposes.

Jefferies and Raymond James acted as joint active book-running managers for the offering. Barclays, Truist Securities, RBC Capital Markets and TD Securities also acted as joint book-running managers for the offering. CJS Securities acted as a co-manager for the offering.

The securities described above were offered by RadNet pursuant to a shelf registration statement previously filed and declared effective by the Securities and Exchange Commission (“SEC”). Copies of the final prospectus supplement and the accompanying prospectus relating to the offering may be obtained from: Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022, by telephone at (877) 821-7388 or by email at prospectus_department@jefferies.com; or from Raymond James & Associates, Inc., Attention: Equity Syndicate, 880 Carillon Parkway, St. Petersburg, Florida 33716, by telephone at (800) 248-8863, or by email at prospectus@raymondjames.com. Electronic copies of the final prospectus supplement and accompanying prospectus were filed with the SEC and are available on the website of the SEC at http://www.sec.gov.

About RadNet, Inc.

RadNet, Inc. is the leading national provider of freestanding, fixed-site diagnostic imaging services in the United States based on the number of locations and annual imaging revenue. RadNet has a network of 363 owned and/or operated outpatient imaging centers. RadNet's markets include California, Maryland, Delaware, New Jersey, New York, Florida and Arizona. In addition, RadNet provides radiology information technology and artificial intelligence solutions, teleradiology professional services and other related products and services to customers in the diagnostic imaging industry. Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of over 9,000 employees.

Forward-Looking Statements

RadNet cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. Such forward-looking statements include, but are not limited to, statements relating to the anticipated use of proceeds from the offering. The inclusion of forward-looking statements should not be regarded as a representation by RadNet that any of its plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in RadNet’s business described in the Company’s filings with the SEC, included under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and RadNet undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

CONTACTS:

RadNet, Inc.

Mark Stolper, 310-445-2800

Executive Vice President and Chief Financial Officer